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                                                                    EXHIBIT 99.1

                             [LETTERHEAD OF PMI]


FOR IMMEDIATE RELEASE:

                       PMI ANNOUNCES LAWSUIT SETTLEMENT


San Francisco, California, December 15, 2000 -- The PMI Group, Inc. today announced that its PMI Mortgage Insurance Co. subsidiary has entered into an agreement with the plaintiffs to settle the putative class action litigation captioned Baynham et al. v. PMI Mortgage Insurance Co. PMI Mortgage Insurance Co. denied all facts and allegations in the lawsuit which alleged violations of
Section 8 of the Real Estate Settlement Procedures Act (RESPA). To account for the settlement, PMI will take a pre-tax charge against fourth quarter 2000 earnings of $5.7 million, which is the estimated costs of settlement less anticipated insurance recovery. On an after tax basis the charge will be approximately $3.7 million. The settlement agreement is subject to approval by the United States District Court, Southern District of Georgia.

     "The heart of our business is expanding homeownership opportunities for families in the U.S. and internationally," said W. Roger Haughton, Chairman and CEO of PMI. "We believe it is in the best interests of the homebuyers we serve, our customers and our shareholders, to devote our time and energy to fashioning creative solutions to

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homeownership, rather than spending more time and expense on this litigation. We are happy to have this apparently resolved so we can redouble our efforts to expand homeownership opportunities for low, moderate and middle income families here and abroad."

     A three-year injunction contained in the agreement, terminating on December 31, 2003, which extends to all members, present and future, of the putative class, provides RESPA compliance will be satisfied as to certain products and services challenged in the lawsuit including agency pool insurance, contract underwriting, reinsurance agreements with reinsurance affiliates of lenders, and mortgage insurance restructuring transactions, provided such products and services meet the minimum requirements for risk transfer and cost recovery specified in the injunction. It also prohibits lawsuits by class members for such products and services for any loan transaction closed on or before December 31, 2003.

     The injunction contained in the settlement agreement will not restrict the Company or its subsidiaries from continuing to offer its current menu of mortgage insurance, reinsurance and lender services domestically or internationally.

     Under the terms of the agreement all borrowers who have obtained, or will obtain, a "federally-related" mortgage loan that is insured by a certificate of primary mortgage insurance issued by PMI between December 18, 1996 and November 30, 2000 (with exceptions for borrowers whose loans are/were insured as bulk/seasoned loans) are entitled to receive a payment. A general release given by the class members to the

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Company, as part of the settlement agreement, also includes lenders and the
GSEs. A court hearing to grant preliminary approval to the agreement is scheduled for December 20, 2000. A hearing to grant final approval is expected in the first quarter of 2001. Payments to the class members will be made after final approval is granted.

     PMI Mortgage Insurance Co., with headquarters in San Francisco, is one of the largest private mortgage insurers in the United States. In addition, PMI Mortgage Insurance Co. provides mortgage guaranty reinsurance in Hong Kong and, through a subsidiary, provides private mortgage insurance in Australia and New Zealand. PMI together with its parent company, The PMI Group, Inc. (NYSE:PMI), and its corporate affiliates, is a leader in risk management technology, and provides various products and services for the home mortgage finance industry, as well as title insurance. This release can be accessed through the World Wide Web at www.pmigroup.com or a fax copy of this release can be obtained by dialing
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800-758-5804, entering The PMI Group, Inc. company code no. 706963 when prompted, and following the automated prompts.


Cautionary Statement:  Statements in this press release that are not historical
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facts or that relate to future plans, events or performance are "forward-
looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause PMI's actual results to differ materially from those expressed in this release. Factors that could cause or contribute to such material differences are discussed in the Company's filings with the Securities and Exchange Commission, including its report on Form 10-Q for the quarter ended September 30, 2000.


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